NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2019 Production and Sales Results
Chicago, Illinois - January 16, 2020 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced fourth quarter 2019 production of 94,716 ounces of gold, 3.2 million ounces of silver, 3.9 million pounds of zinc and 4.0 million pounds of lead. Full-year 2019 production totaled 359,418 ounces of gold, 11.7 million ounces of silver, 17.1 million pounds of zinc and 16.6 million pounds of lead.
Metal sales for the fourth quarter included 95,532 ounces of gold, 3.2 million ounces of silver, 4.1 million pounds of zinc and 4.2 million pounds of lead. For the full year, metal sales totaled 367,650 ounces of gold, 11.9 million ounces of silver, 18.2 million pounds of zinc and 16.5 million pounds of lead.
The Company expects to issue full-year 2020 production and cost guidance in conjunction with the release of its fourth quarter and full-year 2019 financial results on February 19, 2020.

Quarterly Production Results
"Coeur's operations delivered solid gold production in 2019, highlighted by a strong second half of the year," said Mitchell J. Krebs, Coeur's President and Chief Executive Officer. "Palmarejo was our best performing operation last year, while Kensington's gold production increased 12% year-over-year. Wharf's gold production was 58% higher in the second half of 2019 compared to the first half, leading to a 10% year-over-year production increase."
"Rochester's fourth quarter gold production was 35% higher than the prior quarter, but lower crushing rates led to full-year silver and gold production below expectations," continued Mr. Krebs. "Importantly, we continue to see encouraging results that support the investment in high-pressure grinding roll ("HPGR") technology to accelerate silver recovery rates and enhance the mine's overall economics."
"At our Silvertip operation, we continued to execute our plans to improve mill availability and further stabilize the operation during the fourth quarter. Although fourth quarter results were below expectations, we have begun to see tangible results from these efforts and remain confident in the long-term potential of this high-grade and highly prospective deposit."

"Looking ahead to 2020, our key priorities are to advance our efforts to further expand Rochester, continue to stabilize and begin to optimize our Silvertip operation, invest in exploration at our most prospective sites including the Sterling and Crown projects in southern Nevada, and deliver consistent operating results that generate positive free cash flow and lower overall costs," concluded Mr. Krebs.

Operations
Fourth quarter and full-year 2019 production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons milled	1,755,957	486,779	442,464	447,727	378,987	1,382,471	378,389
Average gold grade (oz/t)	0.08	0.07	0.09	0.07	0.07	0.10	0.08
Average silver grade (oz/t)	4.85	5.11	4.88	4.74	4.64	6.49	5.96
Average recovery rate – Au	84.3%	84.9%	81.7%	87.7%	83.4%	88.9%	97.6%
Average recovery rate – Ag	79.3%	81.7%	79.6%	81.8%	72.8%	83.8%	84.0%
Ounces Produced
Gold	111,932	28,702	31,779	28,246	23,205	122,722	31,239
Silver (000's)	6,762	2,029	1,720	1,735	1,278	7,516	1,893
Ounces Sold
Gold	116,104	27,952	32,731	28,027	27,394	115,592	23,667
Silver (000's)	6,841	1,980	1,747	1,709	1,405	7,229	1,534
Average realized price per gold ounce	$1,220	$1,238	$1,269	$1,210	$1,154	$1,140	$1,148
Average realized price per silver ounce	$16.23	$17.28	$17.05	$14.86	$15.39	$15.77	$14.57

•
Fourth quarter gold production decreased 10% to 28,702 ounces, while silver production increased 18% to 2.0 million ounces compared to the prior quarter. Full-year gold and silver production decreased by 9% and 10% to 111,932 and 6.8 million ounces, respectively

•
Fourth quarter gold and silver production benefited from higher mill throughput, which increased 10% quarter-over-quarter. Lower average gold grade led to decreased gold production during the quarter, while an improvement in average silver grade resulted in higher silver production. Lower full-year gold and silver production was due to lower average grades, partially offset by a 27% increase in tons milled

•
Production at La Nación, located within the Independencia mine complex, continued to successfully ramp up, averaging approximately 700 tons per day ("tpd") during the fourth quarter, which was well in excess of the 400 tpd target. Production from La Nación is expected to remain at approximately 700 tpd in 2020

•
The recently installed thickener is delivering positive results for the operation by reducing reagent consumption and improving metallurgical recoveries. The project is anticipated to have a one-year payback

•
Approximately 39% of gold sales in the fourth quarter, or 10,949 ounces, were sold under Palmarejo's gold stream agreement at a price of $800 per ounce. For the full year, a total of 36,727 ounces of gold (32% of Palmarejo's gold sales) were sold under the stream agreement

Rochester, Nevada

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons placed	10,582,518	2,612,319	2,516,353	2,786,287	2,667,559	16,169,807	3,674,566
Average silver grade (oz/t)	0.46	0.47	0.43	0.45	0.46	0.52	0.46
Average gold grade (oz/t)	0.003	0.003	0.004	0.003	0.003	0.004	0.004
Ounces Produced
Silver (000's)	3,761	848	982	971	960	5,038	1,466
Gold	35,400	10,634	7,901	8,609	8,256	54,388	15,926
Ounces Sold
Silver (000's)	3,845	932	951	962	1,000	4,855	1,391
Gold	36,052	11,248	7,651	8,642	8,511	52,789	15,339
Average realized price per silver ounce	$16.07	$17.22	$17.02	$14.83	$15.31	$15.50	$14.53
Average realized price per gold ounce	$1,393	$1,484	$1,476	$1,295	$1,299	$1,261	$1,234

•
Silver production decreased 14% quarter-over-quarter to approximately 0.8 million ounces, while gold production increased 35% to 10,634 ounces. For the full year, silver and gold production decreased 25% and 35% to 3.8 million and 35,400 ounces, respectively

•
Silver production in the fourth quarter was impacted by lower than anticipated throughput rates from the secondary crusher, which reduced metal inventory on the Stage III and Stage IV leach pads. Gold production increased largely due to the placement of higher-grade material close to the liner of the Stage IV leach pad early in the fourth quarter

•
The secondary crusher, which was installed in the beginning of the third quarter to replace a failed larger unit, has delivered lower than expected overall crushing and placement rates. Coeur now expects to process approximately 34,000 tpd through the current crusher configuration in 2020, down from initial expectations of 37,000 tpd. The Company is pursuing opportunities to increase throughput rates to achieve its original target

•
Importantly, initial HPGR cells on the Stage IV leach pad indicate silver recovery rates in-line with original expectations. The Company has isolated approximately 194,000 tons on the north end of the Stage IV leach pad that have exhibited a 60-day silver recovery rate of approximately 60%, substantially higher than traditionally-crushed and run-of-mine material which historically exhibit silver recoveries of 36% and 13%, respectively, over the same time period

•
Coeur expects to receive a Record of Decision from the Bureau of Land Management on Plan of Operations Amendment 11 toward the end of the first quarter. Construction is anticipated to begin around mid-year, including earthworks to support a new leach pad and an upgraded crushing circuit

•
The Company plans to file an updated technical report in accordance with Canadian National Instrument 43-101 in the second half of 2020 further outlining the expansion, including an updated capital estimate as well as additional operational and financial information regarding the expected impacts of HPGR technology

Kensington, Alaska

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons milled	658,378	167,061	166,475	160,510	164,332	661,731	166,310
Average gold grade (oz/t)	0.21	0.20	0.22	0.23	0.20	0.19	0.23
Average recovery rate	91.0%	87.2%	93.2%	93.0%	90.2%	93.0%	93.0%
Gold ounces produced	127,914	29,736	34,156	34,049	29,973	113,778	35,335
Gold ounces sold	130,495	29,293	35,452	34,415	31,335	114,778	33,202
Average realized price per gold ounce	$1,388	$1,469	$1,485	$1,312	$1,286	$1,247	$1,246

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above include pre-commercial production

•	Gold production decreased 13% quarter-over-quarter to 29,736 ounces, while full-year gold production increased 12% to 127,914 ounces

•
Gold production in the fourth quarter was primarily driven by lower average grade as a result of a change in mine sequencing. Lower recoveries during the quarter reflect the settlement of gold shipments made in prior periods. Higher gold production in 2019 was primarily due to an 11% increase in average grade, reflecting a full-year of production from the high-grade Jualin deposit

•	Jualin accounted for approximately 15% and 14% of Kensington’s production during the fourth quarter and full year, respectively

Wharf, South Dakota

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons placed	4,613,359	1,100,393	1,503,021	919,435	1,090,510	4,923,774	1,644,168
Average gold grade (oz/t)	0.023	0.023	0.027	0.023	0.020	0.022	0.020
Ounces produced
Gold	84,172	25,644	25,946	15,680	16,902	76,840	16,960
Silver (000's)	63	20	18	12	13	51	13
Ounces sold
Gold	84,999	27,039	24,573	15,301	18,086	75,572	15,306
Silver (000's)	64	21	17	12	14	48	11
Average realized price per gold ounce	$1,416	$1,482	$1,481	$1,311	$1,317	$1,267	$1,247

•	Continued strong gold production totaled 25,644 ounces in the fourth quarter, consistent with the prior period. Full-year gold production increased 10% year-over-year to 84,172 ounces

•
Consistent production during the quarter was primarily driven by strong crusher performance as well as the continued stacking of higher-grade ore. Notably, second half gold production increased 58% from the first half of 2019

•	Tons placed for the full year reached 4.6 million tons, down from 4.9 million tons in 2018 and consistent with 4.6 million tons in 2017

Silvertip, British Columbia

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Tons milled	236,547	61,662	53,145	59,689	62,051	86,127	38,802
Average silver grade (oz/t)	6.84	6.97	7.54	7.48	5.50	8.04	6.06
Average zinc grade (%)	7.1%	7.5%	7.6%	7.5%	5.9%	6.9%	5.8%
Average lead grade (%)	4.8%	4.9%	5.4%	5.4%	3.7%	5.0%	3.9%
Average recovery rate – Ag	71.8%	65.1%	74.8%	77.0%	69.9%	49.1%	60.5%
Average recovery rate – Zn	50.8%	42.0%	51.7%	59.1%	50.5%	56.7%	69.1%
Average recovery rate – Pb	72.6%	66.4%	78.4%	77.3%	66.8%	45.1%	54.7%
Produced
Silver (000's ounces)	1,162	279	300	344	239	340	142
Zinc (000's lbs)	17,103	3,865	4,197	5,322	3,719	6,781	3,083
Lead (000's lbs)	16,556	4,021	4,478	4,980	3,077	3,913	1,658
Sold
Silver (000's ounces)	1,164	294	290	365	215	268	127
Zinc (000's lbs)	18,155	4,053	4,076	5,303	4,723	4,793	2,552
Lead (000's lbs)	16,488	4,223	4,331	5,186	2,748	3,089	1,444
Average realized price per silver ounce, gross	$16.69	16.61	$19.94	$15.18	$14.98	$15.00	$15.54
Treatment and refining charges per silver ounce	$1.60	$2.34	$1.63	$1.18	$1.24	$0.84	$1.38
Average realized price per silver ounce, net	$15.09	14.27	$18.31	$14.00	$13.74	$14.16	$14.16
Average realized price per zinc pound, gross	$1.06	$1.04	$0.86	$0.83	$1.50	$1.12	$1.07
Treatment and refining charges per zinc pound	$0.35	$0.42	$0.36	$0.34	$0.31	$0.29	$0.24
Average realized price per zinc pound, net	$0.71	$0.62	$0.50	$0.49	$1.19	$0.83	$0.83
Average realized price per lead pound, gross	$0.91	$0.89	$0.98	$0.87	$0.92	$0.90	$0.87
Treatment and refining charges per lead pound	$0.07	$0.11	$0.06	$0.05	$0.06	$0.10	$0.07
Average realized price per lead pound, net	$0.84	$0.78	$0.92	$0.82	$0.86	$0.80	$0.80

•	Commercial production at Silvertip was declared on September 1, 2018. The figures shown in the table above include pre-commercial production

•
Fourth quarter silver, zinc and lead production decreased 7%, 8% and 10% quarter-over-quarter to 0.3 million ounces, 3.9 million pounds and 4.0 million pounds, respectively. Full-year silver, zinc and lead production totaled 1.2 million ounces, 17.1 million pounds and 16.6 million pounds, respectively

•	Fourth quarter production was driven primarily by lower average recovery rates as a result of ongoing mill optimization initiatives

•
Mill throughput increased 16% quarter-over-quarter to 61,662 tons but remained below target primarily due to extended planned downtime, which was implemented to complete key projects targeting improved mill availability

•
Mill stability initiatives throughout 2019 led to improved availability and more consistent operational performance late in the fourth quarter and year-to-date. Mill availability has averaged nearly 90% since mid-December

•	The Company received the permit amendment application to operate at a year-round mining and milling rate of 1,100 tons (1,000 metric tonnes) per day during the fourth quarter

•
As part of Coeur’s year-end review process, the Company is conducting an impairment test on the carrying value of the operation, which totaled approximately $400.0 million as of December 31, 2019. Matters being considered in this review include: (i) the slower than anticipated ramp up since acquiring Silvertip in the fourth quarter of 2017, (ii) considerably weaker zinc and lead prices, and (iii) significantly higher treatment charges for zinc and lead concentrates. The Company expects to complete its final impairment analysis in connection with filing its 2019 Annual Report on Form 10-K and releasing fourth quarter and full-year 2019 earnings

2019 Production Results and Guidance
Coeur's 2019 production results, along with its most recent production guidance published on November 4, 2019, are shown below.

2019 Production Results

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	111,932	6,762	—	—
Rochester	35,400	3,761	—	—
Kensington	127,914	—	—	—
Wharf	84,172	63	—	—
Silvertip	—	1,162	17,103	16,556
Total	359,418	11,749	17,103	16,556

2019 Production Guidance

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

Financial Results and Conference Call
Coeur will report its fourth quarter and full-year 2019 financial results on February 19, 2020 after the New York Stock Exchange closes for trading. There will be a conference call on February 20, 2020 at 10:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through March 5, 2020.

Replay numbers:        (877) 344-7529 (U.S.)

(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 37 743

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding 2019 priorities, anticipated production, recoveries, mining rates, throughput, and operations at Palmarejo, Rochester, Kensington, Wharf and Silvertip, including the impact of the new thickener at Palmarejo, the new crushing circuit, expansion plans and timing of filing (and content of) a technical report at Rochester, and improved operational performance and impairment analysis at Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third-party smelter or refiner with whom Coeur does business, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Average Spot Prices

	2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	2018	4Q 2018
Average Gold Spot Price Per Ounce	$1,393	$1,481	$1,472	$1,309	$1,304	$1,268	$1,226
Average Silver Spot Price Per Ounce	$16.21	$17.32	$16.98	$14.88	$15.57	$15.71	$14.54
Average Zinc Spot Price Per Pound	$1.16	$1.08	$1.07	$1.25	$1.23	$1.33	$1.19
Average Lead Spot Price Per Pound	$0.91	$0.93	$0.92	$0.85	$0.92	$1.02	$0.89

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603

Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com